Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

E-centives, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-69276 and No. 333-58244) on Form S-8 of E-centives, Inc. of our report dated June 29, 2004, with respect to the consolidated balance sheet of E-centives, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 2004 annual report on Form 10-KSB of E-centives, Inc.

Our report dated June 29, 2004, indicates that the Company is dependent upon its principal shareholder for continued funding.

/s/ KPMG LLP

McLean, Virginia

March 29, 2005